UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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GMS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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October 13, 2020

Dear fellow stockholders,

We are writing to provide additional information in support of the proposal to approve amendments to our Second Amended and Restated Certificate of Incorporation (the “Charter”) and First Amended and Restated Bylaws (the “Bylaws”) to permit our board of directors (the “Board”) to amend our Bylaws (the “Bylaw Amendment Proposal”) as further described in “Proposal 6” of our Proxy Statement filed August 27, 2020 (the “Proxy Statement”) to be voted upon at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”).

Our Board believes that having the authority to amend the bylaws provides it with important flexibility to make amendments that would be in the best interests of the corporation and its stockholders. The current limitations on Bylaw amendments were put in place by our former equity sponsors to provide them with greater control over bylaw amendments. Our Board believes that the current limitations are uncommon among public companies, obsolete and not in the best interests of our stockholders.

We are committed to strong corporate governance and have taken a number of recent actions to materially enhance our corporate governance, including:

•	Declassification of the Board: At this Annual Meeting, we are asking our stockholders to approve a proposal to declassify our Board.

•	Elimination of Supermajority Vote Requirements: At this Annual Meeting, we are also asking our stockholders to approve a proposal to eliminate the supermajority voting requirements from our Charter and Bylaws making it easier for our stockholders to take certain actions.

•	Increased Board Diversity: Since April 2019, we have added two female directors and our first African American director to our Board.

We believe that approval of the Bylaw Amendment Proposal would further strengthen our corporate governance and bring us in line with virtually all public companies of our size. In particular, we wanted to highlight the following in support of the approval of the Bylaw Amendment Proposal:

•	Approximately 99% of the S&P 600 companies have bylaws that can be amended by the board without stockholder approval according to FactSet.

•	Requiring stockholder approval of all Bylaw amendments would impose an unnecessary administrative burden, expense and delay on the Company by requiring all amendments to wait until an annual meeting of the Stockholders or the convening of a special meeting. As a result, important or necessary amendments to the Bylaws may not be able to be made within the timeframe to serve the best interests of the Company and its stockholders.

•	Our stockholders have, and will continue to have, the ability to amend our Bylaws unilaterally whether or not the Bylaw Amendment Proposal is approved.

•	The proposal to eliminate the supermajority vote requirements makes it easier for our stockholders to amend our Bylaws by reducing the required vote for Bylaw amendments to a simple majority.

•	While we are not currently contemplating any additional amendments to our Bylaws, it is important for our Board to have the same flexibility as virtually every other public company to amend the Bylaws in response to changes.

•	Institutional Shareholder Services (ISS) has recommended that our stockholders vote “FOR” the approval of the Bylaw Amendment Proposal.

For the reasons above and those stated in the Proxy Statement, we ask you to vote “FOR” the Bylaw Amendment Proposal described in “Proposal 6” of the Proxy Statement.

If you have already returned your proxy or provided your voting instructions pursuant to the Internet or telephone voting options, you may change your vote by (1) providing later-dated voting instructions pursuant to the Internet or telephone voting options, (2) delivering another later-dated proxy, if you requested a printed copy of the proxy materials, (3) voting during the Annual Meeting or (4) contacting our proxy solicitor, Okapi Partners LLC, at (212) 297-0720. If your shares of Company common stock are held in street name with a brokerage firm, you should contact your broker regarding changing your voting instructions.

We thank you for your continued support and interest in GMS Inc.

Sincerely,

/s/ JOHN C. TURNER, JR.

John C. Turner, Jr.
President, Chief Executive Officer and Director

Important Information

This Supplement to the Proxy Statement is first being released to our stockholders on or about October 13, 2020 and should be read together with the Proxy Statement. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains accurate and should be considered in voting your shares. Stockholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.

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